Exhibit 99

August 6, 2013

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2013 EARNINGS

Wheeling, WV, August 6, 2013-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $795,752 or $.46 per share for the six months ended June 30, 2013 compared to $1,140,034 or $.67 per share for the same period during 2012. The decrease in net income for the six months ended June 30, 2013 as compared to the same period in 2012 of $344,282 or 30.2% was primarily the result of the decrease in net interest income, noninterest income, noninterest expense, and income tax expense. Net interest income decreased $176,852 or 4.3% primarily due to the decrease in the interest earned on investment securities and in the interest and fees earned on loans as well as the decrease in the interest expense paid on interest bearing liabilities. Noninterest income decreased $439,910 or 45.5% primarily due to the decrease in the net gains on sales of investment securities combined with the decrease in other operating income and in service charges and fees earned on deposit accounts. Noninterest expenses decreased $51,627 or 1.4% during the six month period ended June 30, 2013 as compared to the same period in 2012 primarily due to the decreases in salary and employee benefits expenses and other operating expenses, offset in part by the increase in occupancy expenses. The ROA was .53% for the six months ended June 30, 2013 as compared to .79% for the same period of the prior year. For the six months ended June 30, 2013 compared to June 30, 2012, the ROE was 4.94% and 7.31%, respectively.

For the three months ended June 30, 2013, net income was reported at $414,415 or $.24 per share compared to $670,034 or $.39 per share reported for the same period in 2012. The decrease in net income for the three months ended June 30, 2013 as compared to the same period in 2012 of $255,619 or 38.2% was primarily the result of the decrease in net interest income, noninterest income, noninterest expense, and income tax expense. Net interest income decreased $49,597 or 2.4% primarily due to the decrease in the interest earned on investment securities and in the interest and fees earned on loans as well as the decrease in the interest expense paid on interest bearing liabilities. Noninterest income decreased $404,180 or 61.4% for the three months ended June 30, 2013 as compared to the same period of the prior year primarily due to the decrease in the net gains on sales of investment securities combined with the decrease in other operating income and in service charges and fees earned on deposit accounts. Noninterest expense decreased $39,138 or 2.0% during the three month period ended June 30, 2013 as compared to the same period in 2012 primarily due to the decreases in salary and employee benefits and other operating expenses offset in part by the increase in occupancy expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	June 30, 2013	December 31, 2012

AT PERIOD END
Total Assets	$299,076	$306,547
Total Deposits	245,398	246,462
Total Loans	99,044	99,387
Total Investment Securities	171,920	178,208
Shareholders’ Equity	31,600	35,703
Shareholders’ Equity Per Share of Common Stock*	18.39	20.77

(Dollars in thousands, except share and per share data)	June 30, 2013	June 30, 2012

FOR THE THREE MONTHS ENDED
Net income	414	670
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock*	.24	.39
Dividends Per Share of Common Stock*	.19	.18
Return on Average Assets	.55%	.92%
Return on Average Equity	5.11%	8.58%

FOR THE SIX MONTHS ENDED
Net income	796	1,140
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock*	.46	.67
Dividends Per Share of Common Stock*	.38	.37
Return on Average Assets	.53%	.79%
Return on Average Equity	4.94%	7.31%

Weighted average shares outstanding	1,718,730	1,718,730

*	Share and per share data were adjusted for the 4 percent common stock dividend to stockholders of record as of December 19, 2012.

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”